Exhibit 99.1

Reliant Bancorp, Inc. Announces Shareholders Approve Proposals
Related to First Advantage Bancorp Acquisition

Expects to Complete Acquisition Effective April 1, 2020

Brentwood, Tenn. – (March 3, 2020) – Reliant Bancorp, Inc. (“Reliant”) (Nasdaq: RBNC), the parent company for Reliant Bank, announced today that Reliant shareholders voted to approve the proposals submitted to its shareholders related to its pending acquisition of First Advantage Bancorp (“First Advantage”) at a special meeting today. First Advantage shareholders also voted earlier today to approve the proposals related to the pending transaction at a special meeting of First Advantage shareholders.  Reliant expects to complete its acquisition of First Advantage effective April 1, 2020.

“We are very pleased that shareholders of Reliant and First Advantage overwhelmingly voted to approve the proposals related to Reliant’s pending acquisition of First Advantage,” stated DeVan Ard, Jr., Reliant’s Chairman, President and CEO.  “The addition of First Advantage will position Reliant as the second largest bank in Montgomery County, Tennessee and the third largest bank in the Clarksville, TN-KY Metropolitan Statistical Area (the “Clarksville MSA”), based on the most recent FDIC deposit market share data. First Advantage’s markets are contiguous to those of recently acquired Community Bank & Trust in the northwest corner of Middle Tennessee. In addition, the First Advantage acquisition will add branches and lending teams in our existing markets in Nashville and Franklin.”

 “We are excited about adding the exceptional team at First Advantage Bank to the Reliant family. Based on December 31, 2019 financial data, our combined companies had approximately $3.0 billion in assets, approximately $2.5 billion in deposits and approximately $2.3 billion in loans.  In addition, we will have 27 full-service banking offices in Middle Tennessee and Chattanooga. We are positive about our expanded market share in the fast-growing Clarksville MSA and expect the addition of First Advantage to be accretive to Reliant’s earnings in the second half of 2020,” Ard concluded.

Earl Bradley, President of First Advantage, stated, “We are very pleased with the support of First Advantage’s shareholders in approving this transaction. We expect that our customers will benefit from the increased number of banking locations and services available to them after the combination with Reliant. We will have a much stronger network across Middle Tennessee to support our employees, customers and the communities that we serve.”

Contact:

DeVan Ard, Jr., Chairman, President and CEO, Reliant Bancorp, Inc. (615.221.2020)

About First Advantage Bancorp and First Advantage Bank

First Advantage Bancorp is the parent company of First Advantage Bank.  At December 31, 2019, First Advantage Bank had approximately $737.7 million in assets, approximately $613.6 million in deposits and approximately $646.4 million in loans.  First Advantage Bank operates eight banking centers in Clarksville (Montgomery County), Franklin (Williamson County) and Nashville (Davidson County), Tennessee and a loan production office in Knoxville, Tennessee.

About Reliant Bancorp, Inc. and Reliant Bank

Reliant Bancorp, Inc. (Nasdaq: RBNC) is a Brentwood, Tennessee-based financial holding company which, through its wholly owned subsidiary Reliant Bank, operates banking centers in Cheatham, Davidson, Hamilton, Hickman, Maury, Robertson, Rutherford, Sumner, and Williamson counties, Tennessee. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending, and mortgage products and services to business and consumer customers. For additional information, locations, and hours of operation, please visit www.reliantbank.com.

-MORE-

Reliant Bancorp, Inc. Announces Shareholders Approve Proposals Related to First Advantage Bancorp Acquisition

March 3, 2020

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “anticipate,” “expect,” “may,” “assume,” “should,” “predict,” “could,” “would,” “intend,” “targets,” “estimates,” “projects,” “plans,” and “potential,” and other similar words and expressions of similar meaning, and the negatives thereof, are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking, including statements regarding Reliant’s future financial and operating results (including the First Advantage Transaction (as defined below) expanding Reliant’s franchise in Middle Tennessee and the First Advantage Transaction being accretive to Reliant’s earnings in the second half of 2020), the effective date of the First Advantage Transaction, and Reliant’s plans, objectives, and intentions.

All forward-looking statements are subject to assumptions, risks, uncertainties, and other factors that may cause actual results, performance, or achievements to differ materially from any results, performance, or achievements expressed or implied by such forward-looking statements. Such assumptions, risks, uncertainties, and factors include, among others, (1) the risk that expected cost savings and revenue synergies from (i) the merger of Reliant and Tennessee Community Bank Holdings, Inc., the parent of Community Bank & Trust  (“TCB Holdings”) (the “TCB Holdings Transaction”), or (ii) the pending merger of Reliant and First Advantage (the “First Advantage Transaction”, and together with the TCB Holdings Transaction, collectively, the “Transactions”) may not be realized or may take longer than anticipated to be realized, (2) the ability to meet expectations regarding the timing and completion of the First Advantage Transaction and the accounting and tax treatment of the Transactions, (3) the effect of the announcement, pendency, or completion of the Transactions on customer, supplier, or employee relationships and operating results (including without limitation difficulties in maintaining relationships with employees and customers), as well as on the market price of Reliant’s common stock, (4) the risk that the businesses and operations of TCB Holdings and its subsidiaries and of First Advantage and its subsidiaries cannot be successfully integrated with the business and operations of Reliant and its subsidiaries or that integration will be more costly or difficult than expected, (5) the occurrence of any event, change, or other circumstances that could give rise to the termination of the definitive merger agreement for the First Advantage Transaction, (6) the amount of costs, fees, expenses, and charges related to the Transactions, including those arising as a result of unexpected factors or events, (7) reputational risk associated with and the reaction of the parties’ customers, suppliers, employees, or other business partners to the Transactions, (8) the failure of any of the conditions to the closing of the First Advantage Transaction to be satisfied, or any unexpected delay in closing the First Advantage Transaction, (9) the dilution caused by Reliant’s issuance of additional shares of its common stock in the Transactions, (10) Reliant’s ability to simultaneously execute on two separate business combination transactions, (11) the risk associated with Reliant management’s attention being diverted away from the day-to-day business and operations of Reliant to the completion of the Transactions, and (12) general competitive, economic, political, and market conditions. Additional factors which could affect the forward-looking statements can be found in Reliant’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at http://www.sec.gov. Reliant believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. Reliant disclaims any obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.

-END-